EXHIBIT (a)(3)
THE CLOROX COMPANY
OFFER TO AMEND ELIGIBLE OPTION
LETTER OF TRANSMITTAL
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON OCTOBER 6, 2006,
UNLESS THE OFFER IS EXTENDED.
[Name]
[Address]
Important: Read the remainder of this Letter of Transmittal before completing and signing this page.
Indicate your decision to accept the Offer to Amend with respect to your Eligible Option identified below by checking the “Amend Entire Eligible Option” box. If you do not want to accept the Offer to Amend with respect to your Eligible Option, check the “Do Not Amend Eligible Option” box. If you do not clearly mark one of those two boxes, your election will default to “Do Not Amend Eligible Option” and your Eligible Option will not be amended to increase the exercise price to $45.87 per share and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. You are solely responsible for such tax consequences. In addition, you will not become entitled to the special cash bonus payable to individuals who submit their Eligible Options for amendment.

Total
			Exercise	Number of
			Price Per	Shares	Number of Shares	Amend	Do Not
			Share Prior	Subject to	Subject to Portion	Entire	Amend
Grant		Option	to	Outstanding	Qualifying as	Eligible	Eligible
Date	Option Number	Plan	Amendment	Option	Eligible Option	Option	Option

9/17/2003	[ ]	96	$45.25			☐	☐

Signature:

Date:

IMPORTANT: YOU MUST ALSO COMPLETE AND SIGN ON PAGE 4.

To: The Clorox Company
By checking the “Amend Entire Eligible Option” box in the table on the cover page of this Letter of Transmittal, I understand and agree to all of the following:
     1. I hereby accept the Offer to Amend by The Clorox Company, a Delaware corporation (“Clorox”), to amend my Eligible Option in accordance with the terms set forth in (i) the Offer to Amend dated September 8, 2006 (the “Offer”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (the “Letter”). My Eligible Option consists of that portion of the option granted to me under Clorox’s 1996 Stock Incentive Plan to purchase shares of Clorox common stock that has a grant date of September 17, 2003 and an exercise price per share equal to $45.25 per share and that (i) was unvested as of December 31, 2004 and (ii) will be outstanding and unexercised as of the expiration of the Offer. My Eligible Option for which the Offer is accepted will be amended to have the $45.87 adjusted exercise price per share on the first business day following the expiration date of the Offer. The date on which my Eligible Option is amended will constitute the “Amendment Date.” All other capitalized terms used in this Letter but not defined herein have the meaning assigned to them in the Offer document.
     2. The Offer is currently set to expire at 11:59 p.m. Pacific Time on October 6, 2006 (the “Expiration Date”), unless Clorox, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.
     3. On the Amendment Date, the exercise price of my Eligible Option for which the Offer is accepted will be amended to an exercise price per share equal to $45.87. Except for the adjusted exercise price, all the terms and provisions of my amended Eligible Option will be the same as in effect immediately before the amendment.
     4. I will become eligible for a cash bonus (the “Cash Bonus”) in an amount determined by multiplying (i) the number of shares of common stock subject to the Eligible Option by (ii) $0.62. The Cash Bonus will be paid in two installments: The Cash Bonus payable with respect to my Eligible Option shares that are vested as of the Expiration Date will not be subject to any vesting conditions and will be payable as soon as practicable after January 1, 2007. Any Cash Bonus payable with respect to my Eligible Option shares that are scheduled to vest after the Expiration Date will become payable only if the underlying Eligible Option shares vest, and will be paid as soon as practicable after the later of (i) January 1, 2007 or (ii) the date my Eligible Option shares vest.
     5. Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer to amend my Eligible Option. However, after that date I will have no withdrawal rights, unless Clorox does not accept my Eligible Option before November 6, 2006, the 40th business day after commencement of the Offer. I may then withdraw my acceptance of the Offer at any time prior to Clorox’s acceptance of that option for amendment pursuant to the Offer.
     6. The acceptance of the Offer to amend my Eligible Option pursuant to the procedure described in Section 4 of the Offer and the instructions to this Letter will constitute my acceptance of all of the terms and conditions of the Offer. Clorox’s acceptance of my option for amendment pursuant to the Offer will constitute a binding agreement between Clorox and me upon the terms and subject to the conditions of the Offer.
     7. I am the registered holder of the Eligible Option submitted hereby, and my name, employee identification number and other information appearing on the cover page of this Letter are true and correct.
     8. I am not required to accept the Offer to amend my Eligible Option. However, if I do not accept the Offer with respect to such option (or I withdraw my acceptance), then I must take other action on my own with respect to that option in order to bring the option into compliance with Section 409A of the Internal Revenue Code or pay the taxes and penalties under Section 409A (and any similar provisions under state law). I will be solely responsible for any such taxes and penalties.
     9. Clorox cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
     10. Under certain circumstances set forth in the Offer document, Clorox may terminate or amend the Offer and postpone its acceptance and amendment of the Eligible Options. In the event Clorox does not accept my Eligible Option for which I have accepted the Offer, that option will be returned to me promptly following the expiration or termination of the Offer.
     I understand that neither Clorox nor the board of directors of Clorox is making any recommendation as to whether I should accept or refrain from accepting the Offer with respect to my Eligible Option, and that I must make my own decision whether to accept the Offer with respect to my Eligible Option, taking into account my own personal circumstances and preferences.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)	(Capacity of Authorized Signatory, if applicable)

Date: , 2006

Address (if different than on cover page)	Daytime Telephone: ( )

Email address: @clorox.com
Please read the instructions on pages 5 and 6 of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block above and return the entire Letter of Transmittal (including the instructions) no later than 11:59 p.m. Pacific Time on October 6, 2006 via facsimile to Clorox, Attn: Jo Chinburg at facsimile number (510) 271-7499.
DELIVERY OF THIS LETTER OF TRANSMITTAL IN ANY WAY OTHER THAN VIA FACSIMILE TO THE FACSIMILE NUMBER ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter of Transmittal (pages 1-6), and any other documents required by this Letter of Transmittal, must be received by Clorox at the facsimile number set forth on the signature page of this Letter of Transmittal by 11:59 p.m. Pacific Time on the Expiration Date.
Delivery will be deemed made only when actually received by Clorox. We intend to confirm receipt of your Letter of Transmittal within two (2) U.S. business days. If you have not received such confirmation, it is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date. Clorox recommends that you retain a copy of the fax receipt. You should in all events allow sufficient time to ensure timely delivery.
Acceptance of the Offer with respect to Eligible Options may be withdrawn up to 11:59 p.m. Pacific Time on the Expiration Date. If the Offer is extended by Clorox beyond that time, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time until the extended expiration of the Offer. In addition, if Clorox does not accept your Eligible Option by 11:59 p.m. Pacific Time on October 6, 2006, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time thereafter until that option is accepted for amendment. To validly withdraw your acceptance, you must deliver a properly completed and duly executed Withdrawal Form while you still have the right to withdraw your acceptance of the Offer. Withdrawals may not be rescinded, and any acceptance withdrawn will thereafter be deemed not properly accepted for purposes of the Offer, unless the withdrawn acceptance is subsequently overridden by delivery of a new, properly completed and duly executed Letter of Transmittal prior to the Expiration Date by following the procedures described above.
Clorox will not accept any alternative, conditional or contingent acceptance. All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter, waive any right to receive any notice of Clorox’s acceptance of their Eligible Options, except as provided for in the Offer.
2. Acceptance. If you intend to accept the Offer with respect to your Eligible Option, you must complete the table on the cover page of this Letter of Transmittal. If you decide to accept the Offer with respect to your Eligible Option, you must accept the Offer to amend your entire Eligible Option.
3. Signatures on This Letter of Transmittal. Except as otherwise provided in the next sentence, the optionee must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Clorox of the authority of such person so to act must be submitted with this Letter of Transmittal.
4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer document or this Letter of Transmittal, should be directed to Jo Chinburg at (510) 271-3188. Copies will be furnished promptly at Clorox’s expense.
5. Irregularities. Clorox will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer. Clorox will also decide, in its discretion, all questions as to (i) the portion of each September 17, 2003 option grant that qualifies as an Eligible Option for purposes of the Offer; (ii) the number of shares of common stock comprising the Eligible Option, and (iii) the amount of the Cash Bonus relating to each properly submitted acceptance of the Offer to amend an Eligible Option, and whether such Cash Bonus is earned in accordance with the terms of the Offer. Clorox’s determination of such matters will be final and binding on all parties. Clorox reserves the right to reject any acceptances of the Offer it determines do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful. Clorox also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the acceptance of the Offer, and Clorox’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No acceptance of the Offer to amend an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the submitting holder or waived by Clorox. Unless waived, any defects or irregularities in connection with any acceptance of the Offer must be cured within such time as Clorox shall determine. Neither Clorox nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of the Offer, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Letter of Transmittal includes options that are not eligible for the Offer, Clorox will not accept those options for amendment, but Clorox does intend to accept for amendment any properly submitted acceptances of the Offer to amend the Eligible Option set forth in that table.
6. Important Tax Information. You should refer to Sections 2 and 15 of the Offer and the “Risks of Participation in the Offer” section of the Offer, each of which contains important U.S. federal tax information concerning the Offer. All optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.
7. Copies. You should make a copy of this Letter, after you have completed and signed it, for your records.
IMPORTANT: THIS LETTER TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE
RECEIVED BY CLOROX VIA FACSIMILE BY 11:59 P.M. PACIFIC TIME ON THE EXPIRATION DATE.